Exhibit 99.j
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 28, 2005 relating to the financial statements and financial highlights which appears in the July 31, 2005 Annual Report to Shareholders of the Old Mutual Asset Allocation Conservative Portfolio, Old Mutual Asset Allocation Balanced Portfolio, Old Mutual Asset Allocation Moderate Growth Portfolio, and the Old Mutual Asset Allocation Growth Portfolio which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 28, 2005